SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: November 18, 2008
ZONES, INC.
(Exact name of Registrant as Specified in its Charter)

WASHINGTON	0-28488	91-1431894
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1102 15th Street SW, Suite 102, Auburn, Washington 98001-6509
(Address of Principal Administrative Offices)

Registrant’s Telephone Number, Including Area Code:     (253) 205-3000

________________________________

Click the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” and “Zones” refer to Zones, Inc., a Washington corporation.

Item 1.01.	Entry Into a Material Definitive Agreement.

First Amendment to Plan of Merger

On November 17, 2008, we entered into the First Amendment to Agreement and Plan of Merger (the “First Amendment”) with Zones Acquisition Corp. (“ZAC”), which is owned by Firoz H. Lalji (“Mr. Lalji”), our Chairman of the Board, Chief Executive Officer and majority shareholder. The First Amendment amended the Agreement and Plan of Merger, dated July 30, 2008 (the “Original Agreement”), between us and ZAC, pursuant to which ZAC will merge with and into Zones, with Zones continuing as the surviving corporation. Following the closing of the merger, Zones will become a private company wholly owned by Mr. Lalji and certain of his related parties.

The First Amendment amended the Original Agreement to reduce the consideration payable to holders of our common stock, other than Zones, ZAC, Mr. Lalji, his wife Najma Lalji, their adult daughter Natasha Lalji or The Firoz and Najma Lalji Foundation (collectively, the “Continuing Shareholders”), or shareholders who perfected dissenters’ rights under applicable law, from $8.65 to $7.00 per share in cash, without interest and less any applicable withholding taxes.

The First Amendment also amends the Original Agreement to: (1) eliminate certain conditions to ZAC’s obligation to close the merger; (2) eliminate the termination fee payable by us to ZAC in the event the Original Agreement, as amended by the First Amendment, (the “Amended Agreement”) is terminated under certain circumstances; (3) increase the reverse termination fee payable by ZAC to us from $750,000 to $5.0 million in the event the Amended Agreement is terminated under certain circumstances; (4) provide for an additional 10 calendar day period during which we are permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals; and (5) provide for specific performance of ZAC’s obligations to pursue financing for the merger in the event the currently specified financing becomes unavailable.

The merger is expected to close on or before December 31, 2008. Mr. Lalji has informed us that he intends to provide approximately $20.0 million of the merger consideration at or prior to closing. Another $15.0 million of the merger consideration is expected to be funded at or prior to closing from a credit facility expected to be entered into with GE Capital. The remaining approximately $19.0 million of merger consideration is expected to be funded on January 2, 2009 from the GE Capital credit facility and other sources that are available to the surviving company. Mr. Lalji has also agreed to personally guarantee the funding of the final approximately $19.0 million of merger consideration on January 2, 2009 if it is not otherwise funded in a timely manner.

We will send supplemental proxy materials to shareholders, and we expect to convene the previously scheduled special shareholders meeting on November 19, 2008 but immediately adjourn it until a later meeting date in December 2008. The merger requires the approval of a majority of the outstanding shares of Zones common stock and the approval of a majority of the number of shares of Zones common stock present in person or by proxy and voting at the special meeting (other than shares held by Mr. Lalji and certain of his related parties). As previously announced, the record date for the special shareholders meeting remains October 6, 2008.

Limited Guarantee

In connection with the First Amendment, Mr. Lalji also entered into a Limited Guarantee, dated November 17, 2008 (the “Limited Guarantee”), in favor of us, pursuant to which he agreed to guarantee ZAC’s obligation to pay us the termination fee, subject to certain conditions, in an amount up to $5.0 million.

Voting Agreement

Mr. and Mrs. Lalji have also entered into a separate shareholder voting and support agreement, dated November 17, 2008 (the “Voting Agreement”), with us, pursuant to which Mr. and Mrs. Lalji have delivered to us an irrevocable proxy appointing William C. Keiper (the chairman of the Special Committee) and John H. Bauer (a member of the Special Committee), respectively, as proxies to vote all of Mr. and Mrs. Lalji’s shares of Zones common stock in favor of the approval of the merger, and the approval and adoption of the Amended Agreement, and the other transactions contemplated thereby.  In addition, pursuant to the Voting Agreement, Mr. and Mrs. Lalji have each agreed, among other things, to vote their respective shares of common stock: (a) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation of a shareholder, ZAC or Zones in connection with the merger; (b) upon our election to terminate the merger in connection with a superior proposal, then in favor of adoption of the superior proposal and approval of the transactions contemplated thereby, and (c) in support of the adjournment of the special meeting of the shareholders scheduled to occur on November 19, 2008.

The foregoing summary of the First Amendment, Voting Agreement and Limited Guarantee does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Amendment, Voting Agreement and Limited Guarantee, which are attached as Exhibit 2.1, Exhibit 2.2 and Exhibit 2.3, respectively, and incorporated herein by reference.

Item 8.01.	Other Events.

On November 18, 2008, we issued a press release announcing that we had entered into the First Amendment, the Voting Agreement and the Limited Guarantee.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

2.1	First Amendment to Agreement and Plan of Merger, dated November 17, 2008, by and between Zones, Inc. and Zones Acquisition Corp.

2.2	Shareholder Voting and Support Agreement, dated November 17, 2008, by and among Zones, Inc., Firoz Lalji and Najma Lalji

2.3	Limited Guarantee, dated November 17, 2008, by Firoz Lalji in favor of Zones, Inc.

99.1	Press Release, dated November 18, 2008.

SIGNATURES

Pursuant  to the  requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONES, INC.

Dated: November 18, 2008	/s/ RONALD P. MCFADDEN

	By:	Ronald P. McFadden
	Its:	Secretary and Chief Financial Officer